Exhibit 99.1

VirTra Expands Presence in Southern California

Total contract value of nearly $780,000 from four departments expected to be recognized by Q4 2019

TEMPE, Ariz. — June 27, 2019 — VirTra, Inc. (NASDAQ: VTSI) (“VirTra”), a global provider of training simulators for the law enforcement, military, educational and commercial markets, has expanded its presence across Southern California with recent contract wins and installations in four separate departments in Southern California.

The cumulative value of the contracts from these four departments totals nearly $780,000. Two of these orders were shipped from VirTra’s backlog, while the other two represent new contract wins. VirTra expects to recognize all revenues by the fourth quarter of 2019.

The four agencies include the Santa Ana, Anaheim, and Inglewood police departments as well as the Orange County Probation Department. Three of the four agencies placed orders for VirTra’s flagship, five-screen simulator, the V-300LE (V-300 Law Enforcement), while one opted for three-screen V-180LE. The order from the Santa Ana and Anaheim Police Departments are being paid for using Federal grant funds and the two systems will be utilized to train multiple officers from various agencies within Orange County.

“The proper training of our officers is of the utmost importance to ensure not only their safety but the safety of our community,” said Commander Mat Sorenson of the Santa Ana Police Department. “In order to ensure our officers receive the best training available, we spent several months researching and demoing various virtual simulation products. After a thorough search, and subsequent competitive bidding process, it became evident that VirTra’s solutions are the best fit for our organization’s training goal of better preparing law enforcement officers for the situations they may face in the real world. We’re very excited to have VirTra on board as a partner, and we look forward to the benefits their systems can have on our training programs.”

Jason Mulcahy, General Manager of VirTra added: “We very proud to support the advancements these agencies across Southern California have made to ensure their officers are receiving the proper training they and their community deserve. We’re particularly encouraged by the fact that the Santa Ana Police Department chose to purchase our systems after thoroughly vetting the competition. This decision serves as another proof point that VirTra continues to set the industry standard for de-escalation, communication, and use of force simulation training. We look forward to the opportunity to service all these agencies as an integrated partner of their training departments.”

About VirTra

VirTra (NASDAQ: VTSI) is a global provider of training simulators for the law enforcement, military, educational and commercial markets. The company’s patented technologies, software, and scenarios provide intense training for de-escalation, judgmental use-of-force, marksmanship and related training that mimics real-world situations. VirTra’s mission is to save and improve lives worldwide through practical and highly-effective virtual reality and simulator technology. Learn more about the company at www.VirTra.com.

Media Contact:

Susan Lehman

Slehman@virtra.com

Investor Relations Contact:

Matt Glover or Charlie Schumacher

VTSI@gatewayir.com

949-574-3860